Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ACACIA RESEARCH CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Acacia Research Corporation (the “Corporation”), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) is hereby amended as follows:

Article V, Section 2 of the Restated Certificate is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“SECTION 2. POWERS OF THE BOARD OF DIRECTORS. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise; provided, however, that the affirmative vote of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned duly authorized officer of the Corporation, on May 18, 2021.

Acacia Research Corporation

By:	/s/ Jennifer Graff
Jennifer Graff
Secretary

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